EXHIBIT 99.1

AppTech Payments Announces its Intent to Acquire Hothand Inc., Bolstering its Patent Portfolio

CARLSBAD, Calif., April 19, 2022 (GLOBE NEWSWIRE) -- AppTech Payments Corp. (“AppTech”) (NASDAQ: APCX) a Fintech company powering commerce experiences, is excited to announce its definitive agreement to purchase Hothand Inc. (“Hothand”), a patent holding company which owns the intellectual property rights to a wide array of mobile credit/debit transaction and mobile search, location, offer, and payment fields.

AppTech will acquire Hothand’s portfolio of twelve patents focused on the delivery, purchase, or request of any products or services within a specific geolocation and time provided by a consumer from any cell phone anywhere in the United States. Hothand’s family of patents also includes advertising on mobile phones within the application, where the products or services are purchased. These patents will serve as a great complement to AppTech’s current patented and proprietary software, which is expected to provide progressive and adaptable products that are available through a suite of synergistic offerings directly to merchants, banking institutions and business enterprises.

Luke D’Angelo, AppTech CEO commented, “The acquisition of Hothand’s patents will bolster AppTech’s highly anticipated technology stack, which will bring the company to the forefront of the fintech industry. We plan to begin writing and filing a more comprehensive patent combining our technologies with those of Hothand, which will serve as a cornerstone of AppTech’s upcoming product offerings.”

The purchase price is a combination of cash and stock. Under the agreement, AppTech will acquire Hothand’s patent portfolio which includes USPTO 7,693,752; USPTO 8,554,632; USPTO 8,799,102; USPTO 9,436,956; USPTO 10,102,556; USPTO 10,127,592; USPTO 10,600,094; USPTO 10,621,639; USPTO 10,846,726; USPTO 10,846,727; USPTO 10,909,593; USPTO 11,107,140.

About AppTech

AppTech Payments Corp. is developing a modular and highly scalable and secure Fintech platform that is set to fuel the future of commerce. Our platform drives B2B, B2C and P2P capabilities in payments as a service (Paas) and Banking as a service (Baas) including crypto currency payments and contactless payment options like text-to-pay, QR, mobile-to-mobile and payments in the metaverse. The APCX platform powers commerce so our clients, including SaaS, e-commerce, technology, retail, financial and consumer brand companies can deliver seamless (commerce) experiences to their customers when, where and how they want to transact.

For more information about our company, please visit www.apptechcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, should, will” and similar expressions as they relate to AppTech are intended to identify such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. AppTech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact

Lytham Partners, LLC

Mr. Ben Shamsian

New York | Phoenix

E: shamsian@lythampartners.com

P: 646-829-9701

AppTech Payments Corp.

info@apptechcorp.com

(760) 707-5959